Form 10KSB, Exhibit 13
HIGH COUNTRY FINANCIAL CORP
filed 2003-03-28
CIK 1177182

2002 Annual Report
--------------------------------------------------------------------------------

Table of Contents

Financial Highlights Summary...................................................1

Letter to Stockholders.........................................................2

Consolidated Balance Sheets....................................................3

Consolidated Statements of Income..............................................4

Consolidated Statements of Stockholders' Equity................................5

Consolidated Statements of Cash Flows..........................................6

Notes to Consolidated Financial Statements.....................................7

Independent Auditor's Report..................................................26

Management's Discussion and Analysis..........................................27

Board of Directors and Officers...............................................40

Stockholder Information.......................................................41

Market for the Common Stock, Stock Prices and Dividends
--------------------------------------------------------------------------------

The Company has two outstanding stock issues, each with its own symbol. The shares issued when High Country Bank was formed in 1998, and the shares issued as a result of a stock split, are traded under the symbol HGCF. Shares issued in February 2001, with attached warrants, are traded under the symbol HGCFU. Both issues are quoted on NASDAQ OTCBB. As of December 31, 2002, the Company had issued and outstanding 1,418,809 shares of common stock which were held by approximately 1,600 stockholders of record.

Set forth below are the approximate high and low (bid quotations/sales price), known to the management of the Bank, for each quarter in the last three fiscal years. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions and may not represent actual transactions.

                              2002                2001                2000
                         ---------------     ---------------    ----------------
                         High       Low      High       Low     High        Low
                         ----       ---      ----       ---     ----        ---

First Quarter            15.00      13.25   14.75      14.38    12.50      10.00
Second Quarter           15.50      12.50   14.75      14.38    12.50      10.00
Third Quarter            15.00      11.35   14.75      11.00    15.00      14.00
Fourth Quarter           14.00      10.60   15.00      11.00    15.00      14.50

To date, the Company has not paid any cash dividends. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including financial condition, operating results and current and anticipated cash needs. In addition, the ability of the Company to pay dividends may be dependent upon the Company's receipt of dividends from the Bank. The Bank is subject to legal limitations for payment of dividends. Dividends may be paid by the Bank from undivided profits. Also, the Bank is prohibited from paying dividends if, after making such a distribution, the Bank would be under capitalized or insolvent.

Financial Highlights Summary(1) (2)
--------------------------------------------------------------------------------

                                             2002           2001           2000            1999           1998
                                        -------------  --------------  -------------  -------------  --------------
Summary of Operations

   Interest income                      $       9,306  $        8,258  $       5,540  $       2,376  $           46
   Interest expense                            (4,187)         (4,611)        (2,806)          (911)             (5)
                                        -------------  --------------  -------------  -------------  --------------
         Net interest income                    5,119           3,647          2,734          1,465              41

   Provision for credit losses                   (587)           (395)          (388)          (635)            (35)
   Noninterest income                           2,329           1,568            679            355               1
   Noninterest expense                         (5,659)         (4,631)        (2,490)        (1,712)           (147)
   Income tax expense                            (451)             (3)            --             --              --
                                        -------------  --------------  -------------  -------------  --------------
         Net income                     $         751  $          186  $         535  $        (527) $         (140)
                                        =============  ==============  =============  =============  ==============

Per Share Data(3)

    Basic earnings per share            $        0.53  $         0.14  $        0.47  $       (0.46) $       (0.12)
    Diluted earnings per share                   0.51            0.13           0.44          (0.46)         (0.12)
    Book value                                  10.89           10.26           8.91           8.39           8.89

Balance Sheet Summary

    Loans, net                          $     134,045  $      111,914  $      66,214  $      37,679  $        1,782
    Securities                                 13,398          4,264          5,300          2,391               --
    Total assets                              177,483         137,261         80,018         49,650          14,351
    Deposits                                  156,847         116,213         68,536         39,978           4,129
    Shareholders' equity                       15,450          14,543         10,157          9,563          10,132

   Interest earning assets              $     166,311  $      128,236  $      74,669  $      47,140  $       13,707
   Interest bearing liabilities               142,442         108,484         62,848         36,338           2,824

Selected Ratios

    Return on average assets                    0.49%           0.17%          0.84%        (1.69)%         (1.17)%
    Return on average equity                    5.00%           1.36%          5.39%        (5.42)%         (1.36)%


----------
   (1) In thousands of dollars, except per share data.
   (2) Financial data presented for the twelve-month periods ended December 31, 2002, 2001, 2000 and 1999 and the period of November 30, 1998 (opening date) through December 31, 1998.
   (3) Adjusted for the effects of a 6 for 5 stock split in 2000.

                        [Letter to Stockholders' Omitted]

Consolidated Balance Sheets
December 31, 1999 and 1998
--------------------------------------------------------------------------------


                                                                                        2002              2001
                                                                                  ---------------  ----------------
Assets

Cash and due from banks                                                           $     5,281,496  $      4,827,479
Interest-bearing deposits with banks                                                    2,001,742         4,000,000
Federal funds sold                                                                     15,154,000         6,729,000
Investment securities available for sale                                               13,130,236         4,059,737
Restricted equity securities                                                              267,700           203,763
Loans, net of allowance for loan losses of
   $1,712,350 in 2002 and $1,329,496 in 2001                                          134,045,261       111,914,137
Property and equipment, net                                                             5,759,886         4,410,024
Foreclosed assets, net                                                                    243,293            10,007
Accrued interest receivable                                                               790,284           562,971
Other assets                                                                              809,467           543,535
                                                                                  ---------------  ----------------
       Total assets                                                               $   177,483,365  $    137,260,653
                                                                                  ===============  ================

Liabilities and Stockholders' Equity

Liabilities
   Noninterest-bearing deposits                                                   $    19,093,396  $     13,735,991
   Interest-bearing deposits                                                          137,753,232       102,477,493
                                                                                  ---------------  ----------------
       Total deposits                                                                 156,846,628       116,213,484

   Securities sold under agreements to repurchase                                       2,688,514         2,006,583
   Federal Home Loan Bank advances                                                      2,000,000         4,000,000
   Accrued interest payable                                                               151,589           143,495
   Other liabilities                                                                      346,861           354,234
                                                                                  ---------------  ----------------
       Total liabilities                                                              162,033,592       122,717,796
                                                                                  ---------------  ----------------

   Commitments and contingencies

Stockholders' equity
   Preferred stock, no par value, 5,000,000 shares
     authorized; no shares issued and outstanding                                              --                --
   Common stock, no par value, 20,000,000 shares
     authorized; 1,418,809 and 1,416,822 shares issued
     and outstanding for 2002 and 2001, respectively                                   14,427,899        14,413,044
   Retained earnings                                                                      805,585            54,593
   Accumulated other comprehensive income                                                 216,289            75,220
                                                                                  ---------------  ----------------
       Total stockholders' equity                                                      15,449,773        14,542,857
                                                                                  ---------------  ----------------
       Total liabilities and stockholders' equity                                 $   177,483,365  $    137,260,653
                                                                                  ===============  ================


See Notes to Consolidated Financial Statements

Consolidated Statements of Income
For the years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


                                                                      2002              2001             2000
                                                                ----------------  ---------------  ----------------
Interest income
   Loans and fees on loans                                      $      8,576,554  $     7,617,771  $      4,757,012
   Federal funds sold                                                    179,851          264,347           614,432
   Investment securities, taxable                                        515,865          328,280           168,933
   Deposits with banks                                                    34,094           47,892                --
                                                                ----------------  ---------------  ----------------
       Total interest income                                           9,306,364        8,258,290         5,540,377
                                                                ----------------  ---------------  ----------------

Interest expense
   Deposits                                                            4,042,282        4,492,543         2,780,675
   Securities sold under
     agreements to repurchase                                             53,639           46,154            25,195
   Federal Home Loan Bank advances                                        91,624           72,687                --
                                                                ----------------  ---------------  ----------------
       Total interest expense                                          4,187,545        4,611,384         2,805,870
                                                                ----------------  ---------------  ----------------
       Net interest income                                             5,118,819        3,646,906         2,734,507

Provision for loan losses                                                587,000          395,000           388,028
                                                                ----------------  ---------------  ----------------
       Net interest income after provision
         for loan losses                                               4,531,819        3,251,906         2,346,479
                                                                ----------------  ---------------  ----------------

Noninterest income
   Service charges on deposit accounts                                   732,123          418,017           179,902
   Other service charges and fees                                        172,928          109,682            36,909
   Mortgage loan fees                                                  1,155,824          857,766           306,535
   Brokerage fees                                                        247,225          160,189           139,058
   Net gain on sales of available-for-sale securities                         --            1,250                --
   Other income                                                           20,966           20,918            16,251
                                                                ----------------  ---------------  ----------------
       Total noninterest income                                        2,329,066        1,567,822           678,655
                                                                ----------------  ---------------  ----------------

Noninterest expense
   Salaries and employee benefits                                      2,871,770        2,422,907         1,344,097
   Occupancy                                                             285,312          225,823            90,600
   Equipment                                                             348,124          263,106           140,410
   Data processing                                                       707,790          474,671           234,133
   Other general and administrative                                    1,446,111        1,244,236           680,534
                                                                ----------------  ---------------  ----------------
       Total noninterest expense                                       5,659,107        4,630,743         2,489,774
                                                                ----------------  ---------------  ----------------
       Income before income taxes                                      1,201,778          188,985           535,360

   Income tax expense                                                    450,786            2,547                --
                                                                ----------------  ---------------  ----------------
Net income                                                      $        750,992  $       186,438  $        535,360
                                                                ================  ===============  ================


Basic earnings per share                                        $           0.53  $          0.14  $          0.47
                                                                ================  ===============  ===============
Diluted earnings per share                                      $           0.51  $          0.13  $          0.44
                                                                ================  ===============  ===============
Weighted average shares outstanding                                    1,417,434        1,352,357         1,140,000
                                                                ================  ===============  ================
Diluted weighted average shares outstanding                            1,482,031        1,412,566         1,220,221
                                                                ================  ===============  ================



See Notes to Consolidated Financial Statements

Consolidated Statements of Stockholders' Equity
For the years ended December 31, 2002, 2001, and 2000
--------------------------------------------------------------------------------


                                                                                        Accumulated
                                                Common Stock             Retained          Other
                                        -----------------------------    Earnings      Comprehensive
                                            Shares         Amount        (Deficit)     Income (Loss)      Total
                                        -------------  --------------  -------------  -------------  --------------
Balance, December 31, 1999                    950,000  $   10,271,742  $    (667,205) $     (41,775) $    9,562,762

Comprehensive income
Net income                                         --              --        535,360             --         535,360
Net change in unrealized
   appreciation on investment
   securities available for sale                   --              --             --         58,500          58,500
                                                                                                     --------------
Total comprehensive income                                                                                  593,860

Stock split, effected in the
   form of a dividend                         190,000              --             --             --              --
                                        -------------  --------------  -------------  -------------  --------------
Balance, December 31, 2000                  1,140,000      10,271,742       (131,845)        16,725      10,156,622

Comprehensive income
Net income                                         --              --        186,438             --         186,438
Net change in unrealized
   appreciation on investment
   securities available for sale,
   net of taxes of $38,325                         --              --             --         59,320          59,320
Reclassification adjustment,
   net of income taxes of $(425)                   --              --             --           (825)           (825)
                                                                                                     --------------
Total comprehensive income                                                                                  244,933

Issuance of common stock                      276,822       4,141,302             --             --       4,141,302
                                        -------------  --------------  -------------  -------------  --------------
Balance, December 31, 2001                  1,416,822      14,413,044         54,593         75,220      14,542,857

Comprehensive income
Net income                                         --              --        750,992             --         750,992
Net change in unrealized
   appreciation on investment
   securities available for sale,
   net of taxes of $72,672                         --              --             --        141,069         141,069
                                                                                                     --------------
Total comprehensive income                                                                                  892,061

Exercise of stock options                       2,927          26,840             --             --          26,840
Repurchase of common stock                       (940)        (11,985)            --             --         (11,985)
                                        -------------  --------------  -------------  -------------  --------------
Balance, December 31, 2002                  1,418,809  $   14,427,899  $     805,585  $     216,289  $   15,449,773
                                        =============  ==============  =============  =============  ==============



See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
For the years ended December 31, 2002, 2001, and 2000
--------------------------------------------------------------------------------


                                                                      2002              2001             2000
                                                                ----------------  ---------------  ----------------
Cash flows from operating activities
   Net income                                                   $        750,992  $       186,438  $        535,360
   Adjustments to reconcile net income to
     net cash provided by operations:
       Depreciation and amortization                                     306,041          262,141            83,483
       Provision for loan losses                                         587,000          395,000           388,028
       Deferred taxes                                                   (133,738)          75,318                --
       Accretion of discount on securities                               (15,666)          (2,459)          (11,742)
       Amortization of premium on securities                              41,784               --                --
       Net realized (gains) losses from sales
         of investment securities                                             --           (1,250)               --
       Changes in assets and liabilities:
         Accrued income                                                 (227,312)        (100,609)         (240,023)
         Other assets                                                   (438,153)        (294,865)         (377,505)
         Accrued interest payable                                          8,094           (1,974)           87,738
         Other liabilities                                                (7,373)         268,639            54,158
                                                                ----------------  ---------------  ----------------
            Net cash provided by operating activities                    871,669          786,379           519,497
                                                                ----------------  ---------------  ----------------

Cash flows from investing activities
   Net (increase) decrease in interest-bearing
     deposits with banks                                               1,998,258       (4,000,000)               --
   Net (increase) decrease in federal funds sold                      (8,425,000)      (4,579,000)        4,250,000
   Purchases of investment securities                                (18,374,533)      (1,095,623)       (3,028,900)
   Proceeds from sale of investment securities                                --        1,001,250                --
   Maturities of investment securities                                 9,427,720        1,231,383           190,604
   Net increase in loans                                             (22,718,124)     (46,095,169)      (28,922,778)
   Net purchases of property and equipment                            (1,655,903)      (1,581,460)       (2,048,692)
                                                                ----------------  ---------------  ----------------
            Net cash used in investing activities                    (39,747,582)     (55,118,619)      (29,559,766)
                                                                ----------------  ---------------- ----------------

Cash flows from financing activities
   Net increase in noninterest-bearing deposits                        5,357,405        6,990,082         3,106,713
   Net increase in interest-bearing deposits                          35,275,739       40,687,150        25,451,983
   Net increase in securities sold
     under agreements to repurchase                                      681,931          912,099         1,094,484
   Federal Home Loan Bank advances                                    (2,000,000)       4,000,000                --
   Proceeds from issuance of common stock,
     net of expenses                                                      26,840        4,141,302                --
   Purchase of common stock                                              (11,985)              --                --
                                                                ----------------  ---------------  ----------------
            Net cash provided by financing activities                 39,329,930       56,730,633        29,653,180
                                                                ----------------  ---------------  ----------------
            Net increase in cash and cash equivalents                    454,017        2,398,393           612,911

Cash and cash equivalents, beginning                                   4,827,479        2,429,086         1,816,175
                                                                ----------------  ---------------  ----------------
Cash and cash equivalents, ending                               $      5,281,496  $     4,827,479  $      2,429,086
                                                                ================  ===============  ================

Supplemental disclosure of cash flow information
   Interest paid                                                $      4,179,451  $     4,613,358  $      2,718,132
                                                                ================  ===============  ================
   Income taxes paid                                            $        634,278  $       116,000  $        280,000
                                                                ================  ===============  ================



See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 1.  Organization and Summary of Significant Accounting Policies

Organization

High Country Financial Corporation (the "Company") was incorporated as a North Carolina corporation on February 18, 2002 to acquire the stock of High Country Bank (the "Bank"). The Company acquired the Bank on July 1, 2002.

High Country Bank (the "Bank") was organized and incorporated under the laws of the State of North Carolina on November 13, 1998 and commenced operations on November 30, 1998. The Bank currently serves Watauga and Ashe Counties, North Carolina and surrounding areas through five banking offices. As a state chartered bank which is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

High Country Securities, Inc. was organized and incorporated under the laws of the State of North Carolina on December 9, 1998 and commenced operations on February 8, 1999. High Country Securities, Inc. operates as a wholly-owned subsidiary of High Country Bank and provides securities brokerage services to Bank customers and the general public.

The accounting and reporting policies of the Company, the Bank, and High Country Securities, Inc. follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical Accounting Policies

The notes to the Company's audited consolidated financial statements for the year ended December 31, 2002 contain a summary of the Company's significant accounting policies. Management believes the policies with respect to the methodology for determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and the Board of Directors.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank, and the subsidiary, which is wholly owned, herein collectively referred to as the Company. All significant, intercompany transactions and balances have been eliminated in consolidation.

Business Segments

The Company reports its activities as a single business segment. In determining the appropriateness of segment definition, the Company considers the materiality of a potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 1.  Organization and Summary of Significant Accounting Policies, continued

Use of Estimates, continued

Substantially all of the Company's loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced by the tourism and retirement segments and to an extent by the manufacturing and agricultural segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Company's allowances for loan and foreclosed real estate losses. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks."

Trading Securities

The Company does not hold securities for short-term resale and, therefore, does not maintain a trading securities portfolio.

Securities Held to Maturity

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. The Company held no held to maturity securities at December 31, 2002 or 2001.

Securities Available for Sale

Available for sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held to maturity securities.

Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders' equity. Realized gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. As of December 31, 2002 and 2001, the Company held no loans for sale.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 1.  Organization and Summary of Significant Accounting Policies, continued

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. When facts and circumstances indicate the borrower has regained the ability to meet required payments the loan is returned to accrual status. Past due status of loans is determined based on contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Property and Equipment

Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

                                                               Years
                                                               -----
               Buildings and improvements                      7-40
               Furniture and equipment                         3-10

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 1.  Organization and Summary of Significant Accounting Policies, continued

Foreclosed Properties

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The anticipated average holding period for such properties is less than 12 months.

Stock-based Compensation

The Company accounts for its stock-based compensation using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, Accounting for Stock-Based Compensation (issued in October 1995), but complies with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

Basic Earnings per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Share

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 1.  Organization and Summary of Significant Accounting Policies, continued

Comprehensive Income

Annual comprehensive income reflects the change in the Company's equity during the year arising from transactions and events other than investments by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders' equity rather than as income or expense.

Financial Instruments

Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce an exposure's risk, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring. All derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading. At December 31, 2002 and 2001, the Bank held no derivative financial instruments.

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Interest-bearing deposits with banks: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Available-for-sale and held-to-maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 1.  Organization and Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments, continued

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Short-term debt: Short-term debt includes Federal funds purchased and securities sold under agreements to repurchase. The carrying amounts of short-term debt approximate their fair values.

Long-term debt: The fair values of the Company's long-term debt are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rates for similar types of borrowings.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximate fair value.

Reclassification

Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current year. Net income and stockholders' equity previously reported were not affected by these reclassifications.

Note 2.  Restrictions on Cash

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $933,000 and $225,000 for the periods including December 31, 2002 and 2001, respectively.

Note 3.  Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amounts of securities (all available for sale) and their approximate fair values at December 31 follow:

                                                                                2002
                                                 ------------------------------------------------------------------
                                                   Amortized        Unrealized        Unrealized          Fair
                                                     Cost              Gains            Losses            Value
                                                 -------------    --------------    -------------    --------------
   U.S. Government agency securities             $   2,000,000    $        2,500    $          --    $    2,002,500
   Mortgage backed securities                       10,802,525           325,290               79        11,127,736
                                                 -------------    --------------    -------------    --------------
                                                 $  12,802,525    $      327,790    $          79    $   13,130,236
                                                 =============    ==============    =============    ==============

                                                                                2001
                                                 ------------------------------------------------------------------
                                                   Amortized        Unrealized        Unrealized          Fair
                                                     Cost              Gains            Losses            Value
                                                 -------------    --------------    -------------    --------------
   U.S. Government agency securities             $     500,000    $       12,188    $          --    $      512,188
   Mortgage backed securities                        3,445,767           101,782               --         3,547,549
                                                 -------------    --------------    -------------    --------------
                                                 $   3,945,767    $      113,970    $          --    $    4,059,737
                                                 =============    ==============    =============    ==============

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 3.  Securities, continued

Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta ("FHLB") which is one of the Company's upstream correspondents. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Company is required to hold that stock so long as it borrows from the FHLB.

Investment securities with amortized cost of approximately $2,080,000 and $944,000 at December 31, 2002 and 2001, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Gross realized gains and losses for the years ended December 31, 2002, 2001 and 2000 are as follows:

                                  2002             2001              2000
                            ----------------  ---------------  ----------------

Realized gains              $             --  $         1,250  $             --
Realized losses                           --               --                --
                            ----------------  ---------------  ----------------
                            $             --  $         1,250  $             --
                            ================  ===============  ================

The scheduled maturities of securities available for sale at December 31, 2002 were as follows:

                                                 Amortized           Fair
                                                   Cost              Value
                                              ---------------  ----------------
Due in one year or less                       $     2,000,000  $      2,002,500
Due after one year through five years                      --                --
Due after five years through ten years              3,836,084         3,897,874
Due after ten years                                 6,966,441         7,229,862
                                              ---------------  ----------------
                                              $    12,802,525  $     13,130,236
                                              ===============  ================

Note 4.  Loans Receivable

The major components of loans in the balance sheet at December 31, 2002 and 2001 are as follows (in thousands):

                                                   2002              2001
                                              ---------------  ----------------

Commercial                                    $        37,755  $         30,344
Real estate:
   Construction and land development                   48,606            41,314
   Residential, 1-4 families                           25,262            19,479
   Residential, 5 or more families                      4,569             3,734
   Agricultural                                         3,003             2,168
   Nonfarm, nonresidential                              2,179             1,461
   Farmland                                             1,506               908
Consumer                                               13,036            13,737
Obligations of states and political
   subdivisions in the U.S.                                15                58
Other                                                      65               247
                                              ---------------  ----------------
                                                      135,996           113,450

Unearned loan origination fees, net of costs             (239)             (207)
Allowance for loan losses                              (1,712)           (1,329)
                                              ---------------  ----------------
                                              $       134,045  $        111,914
                                              ===============  ================

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 5.  Allowance for Loan Losses

An analysis of the changes in the allowance for loan losses is as follows:

                                              2002             2001              2000
                                        ----------------  ---------------  ----------------

Balance, beginning                      $      1,329,496  $     1,005,000  $        670,000

Provision charged to expense                     587,000          395,000           388,028
Recoveries of amounts charged off                  1,227               --                --
Amounts charged off                             (205,373)         (70,504)          (53,028)
                                        ----------------  ---------------  ----------------
Balance, ending                         $      1,712,350  $     1,329,496  $      1,005,000
                                        ================  ===============  ================

The following is a summary of information pertaining to impaired loans at December 31 2002 and 2001.

                                                          2002              2001
                                                     ---------------  ----------------

Impaired loans without a valuation allowance         $            --  $             --
Impaired loans with a valuation allowance                    668,789           453,723
                                                     ---------------  ----------------
         Total impaired loans                        $       668,789  $        453,723
                                                     ===============  ================

Valuation allowance related to impaired loans        $       109,140  $         97,715
                                                     ===============  ================

Nonaccrual loans at December 31, 2002 were approximately $668,789. There were no loans past due 90 days or more that were not included in nonaccrual loans. All nonaccrual loans were considered to be impaired at December 31, 2002. The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2002, 2001 and 2000 (all approximate) is summarized below:

                                                                      2002             2001              2000
                                                                ----------------  ---------------  ----------------

Average investment in impaired loans                            $        353,679  $       399,408  $        144,081
                                                                ================  ===============  ================
Interest income recognized for the year                         $         36,299  $         1,262  $         14,727
                                                                ================  ===============  ================
Interest income recognized on a cash basis for the year         $         19,039  $         1,262  $         13,669
                                                                ================  ===============  ================

The Company is not committed to lend additional funds to debtors whose loans are impaired or have been modified.

Note 6.  Property and Equipment

Components of Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2002 and 2001 are as follows:

                                                       2002              2001
                                                  ---------------  ----------------

Land                                              $     1,456,825  $        495,168
Buildings and improvements                              3,603,934         2,951,268
Furniture and equipment                                 1,458,662         1,417,082
                                                  ---------------  ----------------
     Property and equipment, total                      6,519,421         4,863,518

Less accumulated depreciation                            (759,535)         (453,494)
                                                  ---------------  ----------------
     Property and equipment, net of depreciation  $     5,759,886  $      4,410,024
                                                  ===============  ================

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 6.  Property and Equipment, continued

Leases

The Company leases one branch facility, and the land for another branch under operating leases which commenced during 2000. The branch facility is leased from a related party with monthly payments of $1,000. The expense related to this lease was $12,000 in 2002 and 2001 and $3,000 in 2000. There was no rent expense under the related party lease during 1999. The Company leases its operations center and an additional branch facility under month-to-month arrangements accounted for as operating leases. Monthly rental payments are $2,925 for the operations center and $1,750 for the branch facility. Future minimum lease payments under non-cancelable agreements are as follows:

                   2003                        $         42,000
                   2004                                  42,000
                   2005                                  27,000
                   2006                                  10,000
                                               ----------------
                                               $        121,000
                                               ================

Total rental expense was $99,444, $100,303 and $45,558 for 2002, 2001 and 2000,
respectively.

Note 7.  Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $30,467,844 and $23,857,854, respectively.

At December 31, 2002, the scheduled maturities of time deposits are as follows:

                   2003                        $     26,667,940
                   2004 and 2005                     51,278,503
                   2006 and 2007                      3,471,367
                   Thereafter                             8,301
                                               ----------------
                                               $     81,426,111
                                               ================

Note 8.  Other Borrowings

Short-term Debt

Short-term debt consists of securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date. Additional information at December 31, 2002 and 2001 and for the years then ended is summarized below.

                                                                2002            2001
                                                          ---------------  --------------

Outstanding balance at December 31                        $     2,688,514  $    2,006,583
                                                          ===============  ==============
Year-end weighted average rate                                      1.69%           3.11%
                                                          ===============  ==============
Daily average outstanding during the period               $     2,264,933  $    1,138,691
                                                          ===============  ==============
Average rate for the period                                         2.37%           3.27%
                                                          ===============  ==============
Maximum outstanding at any month-end during the period    $     3,225,318  $    2,006,583
                                                          ===============  ==============

Lines of credit

The Company has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $4,500,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $15,000,000.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 8.  Other Borrowings, continued

Long-term debt

At December 31, 2001, the Company had long-term indebtedness to the Federal Home Loan Bank in the amount of $4,000,000 consisting of two $2,000,000 advances. One advance, bearing interest at a fixed rate of 3.68%, matured on January 22, 2002. The other advance, bearing interest at a fixed rate of 4.35%, was still outstanding at December 31, 2002. This advance matures on July 21, 2003 and is secured by approximately $3,500,000 of the Company's mortgage loans and interest-bearing deposits with banks.

Note 9.  Fair Value of Financial Instruments

The estimated fair values of the Bank's financial instruments are as follows (dollars in thousands):

                                                        December 31, 2002                 December 31, 2001
                                               ---------------------------------  ---------------------------------
                                                  Carrying            Fair            Carrying           Fair
                                                   Amount             Value            Amount            Value
                                               ---------------  ----------------  ---------------  ----------------
Financial assets
   Cash and cash equivalents                   $         5,281  $          5,281  $         4,827  $          4,827
   Interest-bearing deposits with banks                  2,002             2,002            4,000             4,000
   Federal funds sold                                   15,154            15,154            6,729             6,729
   Securities                                           13,398            13,398            4,264             4,264
   Loans, net of allowance for loan losses             134,045           137,882          111,914           114,623

Financial liabilities
   Deposits                                            156,847           158,457          116,213           117,566
   Securities sold under agreements
     to repurchase                                       2,689             2,689            2,007             2,007
   Other borrowings                                      2,000             2,000            4,000             4,067

Off-balance-sheet assets (liabilities)
   Commitments to extend credit and
     standby letters of credit                              --                --               --                --

Note 10.  Earnings Per Share

The following table details the computation of basic and diluted earnings per share for the periods ended December 31, 2002, 2001 and 2000:

                                                                      2002              2001             2000
                                                                ----------------  ---------------  ----------------

Net income available to common shareholders                     $        750,992  $       186,438  $        535,360
                                                                ================  ===============  ================

Weighted average common shares outstanding                             1,417,434        1,352,357         1,140,000
Effect of dilutive securities, options                                    64,597           60,209            80,221
                                                                ----------------  ---------------  ----------------
Weighted average common shares outstanding, diluted                    1,482,031        1,412,566         1,220,221
                                                                ================  ===============  ================

Basic earnings per share                                        $           0.53  $          0.14  $          0.47
                                                                ================  ===============  ===============
Diluted earnings per share                                      $           0.51  $          0.13  $          0.44
                                                                ================  ===============  ===============

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 10.  Earnings Per Share, continued

At December 31, 2002 and 2001 there were 276,822 warrants outstanding with an exercise price above the market value of the Company's stock.

Note 11.  Benefit Plans

Stock Options

The Company adopted a stock option plan with qualified and non-qualified sections. Each section of the plan reserves up to 114,000 shares for purchase by eligible employees (qualified section) and non-employee directors (non-qualified section) for a total of 228,000 shares. Options granted under both plans vest according to the terms of each particular grant. All options expire not more than ten years from the date of grant and are exercisable at not less than the fair value of the stock at the date of the grant. During 2000, the Bank declared a 6 for 5 stock split effected in the form of a stock dividend. All information related to stock options has been adjusted to reflect the split.

In 2001, the Board of Directors and stockholders approved an amendment to the terms of the stock option plan to increase the number of shares reserved under the plan. The total number of shares of common stock reserved for issuance of options pursuant to the plan was increased from 228,000 shares to 283,000 shares. Of this total number of shares of common stock reserved, 141,500 shares were allocated for issuance to directors as non-qualified options and 141,500 shares were allocated for issuance to employees as qualified stock options. In connection with the formation of the Company in 2002 to serve as the holding company of the Bank, the Company assumed the Bank's obligations under the plan.

Activity under Bank plans during the years ended December 31, 2002, 2001 and 2000 is summarized below:

                                                        Qualified Options                Non-Qualified Options
                                                 -------------------------------    -------------------------------
                                                   Available                          Available
                                                   For Grant          Granted         For Grant          Granted
                                                 -------------    --------------    -------------    --------------
Balance December 31, 1999                               16,200            97,800            5,400           108,600

   Granted                                                  --                --               --                --
   Exercised                                                --                --               --                --
   Forfeited                                                --                --               --                --
   Expired                                                  --                --               --                --
                                                 -------------    --------------    -------------    --------------
Balance December 31, 2000                               16,200            97,800            5,400           108,600

   Plan amendment                                       27,500                --           27,500                --
   Granted                                              (6,650)            6,650               --                --
   Exercised                                                --                --               --                --
   Forfeited                                                --                --               --                --
   Expired                                                  --                --               --                --
                                                 -------------    --------------    -------------    --------------
Balance December 31, 2001                               37,050           104,450           32,900           108,600

   Granted                                              (9,600)            9,600               --                --
   Exercised                                                --            (2,927)              --                --
   Forfeited                                            20,873           (20,873)           9,600            (9,600)
   Expired                                                  --                --               --                --
                                                 -------------    --------------    -------------    --------------
Balance December 31, 2002                               48,323            90,250           42,500            99,000
                                                 =============    ==============    =============    ==============

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 11.  Benefit Plans, continued

Additional information relating to the plan is detailed below:

                                                                      2002             2001              2000
                                                                ----------------  ---------------  ----------------
Outstanding options
   Exercise price, beginning of the year(1)                     $           9.37  $          9.17  $           9.17
   Exercise price, end of the year(1)                           $           9.64  $          9.37  $           9.17
   Range of exercise prices:
     From                                                       $           9.17  $          9.17  $           9.17
     To                                                         $          15.00  $         15.00  $           9.17
   Remaining contractual life in months(1)                                    82               94               105

Exercisable options outstanding at December 31
   Number                                                                162,513          149,125           106,050
   Exercise price(1)                                            $           9.52  $          9.17  $           9.17

Weighted average exercise price of options
   Granted during the year                                      $          15.00  $         15.00  $             --
   Exercised during the year                                    $           9.17  $            --  $             --
   Forfeited during the year                                    $           9.36  $            --  $             --
   Expired during the year                                      $             --  $            --  $             --

Grant-date fair value
   Options granted during the year                              $         31,680  $        27,465  $            n/a

Significant assumptions used in determining fair value
   of options granted
   Risk-free interest rate                                                 2.50%            3.25%              6.0%
   Expected life in years                                                     10               10                10
   Expected dividends                                                         --               --                --
   Expected volatility                                                     0.04%            0.02%                --

Results of operations
   Compensation cost recognized in income for all
     stock-based compensation awards                            $             --  $            --  $             --
                                                                ================  ===============  ================
   Pro forma net income(2)                                      $        627,389  $        95,347  $        459,287
                                                                ================  ===============  ================
   Pro forma earnings per common share(2)                       $           0.44  $          0.07  $           0.40
                                                                ================  ===============  ================
   Pro forma earnings per diluted share(2)                      $           0.42  $          0.07  $           0.38
                                                                ================  ===============  ================


----------
(1)  Weighted average
(2) As if the fair value based method prescribed by SFAS No. 123 had been applied

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 11.  Benefit Plans, continued

Defined Contribution Plan

The Company maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who are 21 years of age and have completed one year of service. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. In addition, the Bank may make additional contributions at the discretion of the Board of Directors. The Company's contributions were $47,174, $29,827 and $19,147 for the periods ended December 31, 2002, 2001 and 2000, respectively.

Cafeteria plan

The Company adopted a cafeteria plan on May 1, 1999 which provides its employees with a choice between compensation and certain qualified benefit plans including medical reimbursement, group accident and health insurance, and group term life insurance. The Company's only expense relating to this plan relates to administration costs.

Note 12. Income Taxes

Operating loss and carryforwards

At December 31, 2000, the Company had loss carryforwards of approximately $58,000 for federal and state tax purposes. These carryforwards were fully utilized to offset taxable income in 2001.

Current and deferred income tax components

The components of income tax expense are as follows:

                                                                      2002              2001             2000
                                                                ----------------  ---------------  ----------------

Current                                                         $        584,524  $       130,180  $        290,762
Deferred                                                                (133,738)         (75,318)          (66,588)
Deferred tax asset valuation allowance change                                 --          (52,315)         (224,174)
                                                                ----------------  ---------------- ----------------
         Income tax expense                                     $        450,786  $         2,547  $             --
                                                                ================  ===============  ================

Rate Reconciliation

A reconciliation of expected income tax expense (benefit) computed at the statutory federal income tax rate to income tax expense included in the statements of income is as follows:

                                                                      2002              2001             2000
                                                                ----------------  ---------------  ----------------

Tax at statutory federal rate                                   $        408,608  $        64,255  $        182,022
State income tax, net of federal benefit                                  52,215           11,614            31,445
Other                                                                    (10,037)         (21,007)           10,707
Deferred tax asset valuation allowance change                                 --          (52,315)         (224,174)
                                                                ----------------  ---------------- ----------------
         Income tax expense                                     $        450,786  $         2,547  $             --
                                                                ================  ===============  ================

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 12. Income Taxes, continued

Deferred Income Tax Analysis

The significant components of net deferred tax assets at December 31, 2002 and 2001 are summarized as follows:

                                                                2002              2001
                                                           ---------------  ----------------
Deferred tax assets
   Allowance for loan losses                               $       543,011  $        418,252
   Pre-opening expenses                                             14,179            29,647
   Deferred loan fees, net                                          82,921            69,978
   Accrued expenses                                                 42,972                --
                                                           ---------------  ----------------
         Deferred tax asset                                        683,083           517,877
                                                           ---------------  ----------------

Deferred tax liabilities
   Unrealized gains on securities available for sale              (111,422)          (38,750)
   Accretion of bond discount                                       (1,978)           (1,737)
   Depreciation                                                   (128,972)          (97,745)
                                                           ---------------  ----------------
         Deferred tax liability                                   (242,372)         (138,232)
                                                           ---------------  ----------------
         Net deferred tax asset                            $       440,711  $        379,645
                                                           ===============  ================

Note 13.  Commitments and Contingencies

Litigation

In the normal course of business the Company is involved in various legal proceedings. Management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial Instruments with Off-Balance-Sheet-Risk

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Company's commitments at December 31, 2002 and 2001 is as follows:

                                                    2002             2001
                                              ---------------  ----------------

Commitments to extend credit                  $    28,639,000  $     23,039,000
Standby letters of credit                             116,000           597,000
                                              ---------------  ----------------
                                              $    28,755,000  $     23,636,000
                                              ===============  ================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 13.  Commitments and Contingencies, continued

Financial Instruments with Off-Balance-Sheet-Risk, continued

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

Concentrations of Credit Risk

Substantially all of the Company's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company's market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Company's primary focus is toward consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $2,000,000.

The Company from time to time has cash and cash equivalents on deposit with financial institutions which exceed federal-insured limits.

Other Commitments

The Company has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Company obligations in the event of merger or acquisition.

Note 14.  Regulatory Restrictions

Dividends

The Company's dividend payments are made from dividends received from the Bank. The Bank, as a North Carolina chartered bank, may pay dividends only out of its retained earnings as determined pursuant to North Carolina General Statutes
Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

Intercompany Transactions

The Bank's legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers' acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $1,546,000 at December 31, 2002. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2002.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 14.  Regulatory Restrictions, continued

Capital Requirements

The Company and Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the applicable regulations. As of December 31, 2002 and 2001, the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table on the following page.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 14.  Regulatory Restrictions, continued

Capital Requirements, continued

The Company's and the Bank's actual capital amounts and ratios are also presented in the table (in thousands).

                                                                                                    Minimum
                                                                                                  To Be Well
                                                                         Minimum               Capitalized Under
                                                                       For Capital             Prompt Corrective
                                               Actual               Adequacy Purposes          Action Provisions
                                      -----------------------   -----------------------   ------------------------
                                         Amount         Ratio       Amount        Ratio       Amount        Ratio
                                      -------------     -----   -------------     -----   --------------    ------
December 31, 2002
   Total Capital
     (to Risk-Weighted Assets)
       Consolidated                   $      16,945     11.13%  $      12,185      8.00%             n/a        n/a
       High Country Bank              $      16,952     11.13%  $      12,185      8.00%  $       15,232     10.00%
   Tier I Capital
     (to Risk-Weighted Assets)
       Consolidated                   $      15,233     10.00%  $       6,092      4.00%             n/a        n/a
       High Country Bank              $      15,240     10.01%  $       6,093      4.00%  $        9,139      6.00%
   Tier I Capital
     (to Average Assets)
       Consolidated                   $      15,233      9.07%  $       6,719      4.00%             n/a        n/a
       High Country Bank              $      15,240      9.07%  $       6,719      4.00%  $        8,399      5.00%

December 31, 2001:
   Total Capital
     (to Risk-Weighted Assets)
       Consolidated                   $      15,840     12.75%  $       9,940      8.00%             n/a        n/a
       High Country Bank              $      15,840     12.75%  $       9,940      8.00%  $       12,425     10.00%
   Tier I Capital
     (to Risk-Weighted Assets)
       Consolidated                   $      14,510     11.68%  $       4,970      4.00%             n/a        n/a
       High Country Bank              $      14,510     11.68%  $       4,970      4.00%  $        7,455      6.00%
   Tier I Capital
     (to Average Assets)
       Consolidated                   $      14,510     11.13%  $       5,213      4.00%             n/a        n/a
       High Country Bank              $      14,510     11.13%  $       5,213      4.00%  $        6,516      5.00%

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 15.  Transactions with Related Parties

The Company has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows:

                                                    2002             2001
                                              ---------------  ----------------

Balance, beginning                            $     1,051,547  $        753,814

New loans                                             517,416         1,110,053
Repayments                                           (169,110)         (812,320)
                                              ---------------  ----------------
Balance, ending                               $     1,399,853  $      1,051,547
                                              ===============  ================

The Company also leases a branch facility from a related party. See Note 6 for more information.

Note 16.  Parent Company Financial Information

Condensed financial information of High Country Financial Corporation is presented as follows:

                                  Balance Sheet
                                December 31, 2002

Assets
   Cash  and due from banks                                    $          4,735
   Investment in affiliate bank at equity                            15,456,702
   Other assets                                                              --
                                                               ----------------
                                                               $     15,461,437
                                                               ================

Liabilities
   Accounts payable and other liabilities                      $         11,664
                                                               ----------------

Shareholders' equity
   Preferred stock                                                           --
   Common stock                                                      14,825,612
   Retained earnings                                                    407,872
   Accumulated other comprehensive income                               216,289
                                                               ----------------
                                                                     15,449,773
                                                               $     15,461,437
                                                               ================

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Note 16.  Parent Company Financial Information, continued

                               Statement of Income
                     For the period ended December 31, 2002

Expenses:
   Management and professional fees                                      22,125
   Other expenses                                                        10,882
                                                               ----------------
                                                                         33,007
         Income (loss) before tax benefit and equity in
                  undistributed income of affiliate                     (33,007)

Income tax (expense) benefit                                             11,222
                                                               ----------------
         Income (loss) before equity in
           undistributed income of affiliate                            (21,785)

Equity in undistributed income of affiliate                             429,657
                                                               ----------------
         Net income                                            $        407,872
                                                               ================

                             Statement of Cash Flows
                     For the period ended December 31, 2002


Cash flows from operating activities
   Net income                                                  $        407,872
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Increase (decrease) in equity in undistributed
         income of affiliate                                           (429,657)
       Net change in other liabilities                                   11,665
                                                               ----------------
         Net cash used by operating activities                          (10,120)
                                                               ----------------

Cash flows from investing activities                                         --
                                                               ----------------

Cash flows from financing activities
   Common stock issued                                                   14,855
                                                               ----------------
         Net increase in cash and cash equivalents                        4,735

Cash and cash equivalents, beginning                                         --
                                                               ----------------
Cash and cash equivalents, ending                              $          4,735
                                                               ================

                          Independent Auditor's Report


Board of Directors and Stockholders
High Country Financial Corporation
Boone, North Carolina

We have audited the consolidated balance sheets of High County Financial Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of High Country Financial Corporation and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ Larrowe & Company, PLC


Galax, Virginia
January 30, 2003

Management's Discussion and Analysis
--------------------------------------------------------------------------------


Management's Discussion and Analysis of Operations

Management's Discussion and Analysis is provided to assist in the understanding and evaluation of the Bank's financial condition and its results of operations. The following discussion should be read in conjunction with the Bank's financial statements and related notes.

This report contains certain forward-looking statements with respect to the financial condition, results of operation and business of the Company. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the Bank's markets, (2) changes in the interest rate environment, (3) general, national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company's other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

General

High Country Bank, ("The Bank") was incorporated on November 13, 1998 as a North Carolina banking corporation and opened for business on November 30, 1998. The Bank operates for the primary purpose of serving the banking needs of individuals and small to medium sized businesses in Watauga and Ashe Counties North Carolina while developing personal, hometown associations with these customers. The Bank offers a wide range of banking services including checking and savings accounts; commercial, installment, mortgage and personal loans; safe deposit boxes; and other associated services. The Bank's primary sources of revenue are interest income from its commercial and real estate lending activities and, to a lesser extent, from its investment portfolio. The Bank also earns fees from lending and deposit activities. The major expenses of the Bank are interest on deposit accounts and general and administrative expenses, such as salaries, occupancy and related expenses.

At the annual meeting of shareholders held on May 14, 2002, the shareholders of High Country Bank approved the share exchange between High Country Bank and High Country Financial Corporation. On July 1, 2002 the share exchange was completed with the Bank becoming a wholly-owned subsidiary of the Company. In the reorganization the shareholders of the Bank each received one share of the Company for each share of High Country Bank that they owned.

The Bank's reorganization into a holding company structure was accounted for in a manner similar to a "pooling of interests" in accordance with generally accepted accounting principles. As a result, all 2002, 2001 and 2000 amounts in these statements are restated to reflect a consolidated basis.

The holding company presently conducts no business other than holding stock in High Country Bank. Therefore, the discussion which follows concerns the business conducted by the Bank, unless otherwise indicated.

Primary Market Area

The Bank's primary market areas are Watauga and Ashe Counties, North Carolina. It has three offices in Watauga County and two in Ashe County. The Bank's loans and deposits are primarily generated from the areas where its offices are located. It does not solicit deposits and loans outside its primary market area and does not use brokers to obtain deposits.

Management's Discussion and Analysis
--------------------------------------------------------------------------------


Critical Accounting Policies

The Company's financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002 contain a summary of its significant accounting policies. Management believes the Company's policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, the Company considers the policies related to those areas as critical.

The allowance for loan losses is an estimate of the losses that may be sustained in the Company's loan portfolio. The allowance is based on two basic principles of accounting: (i) Statement of Financial Accounting Standards ("SFAS") 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable, and (ii) SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the loan balance.

The Company's allowance for loan losses has three basic components: (i) the formula allowance, (ii) the specific allowance, and (iii) the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses an historical loss view as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, the errors that might otherwise occur are mitigated. The specific allowance used various techniques to arrive at an estimate of loss. Historical loss information, expected cash flows and fair market value of collateral are used to estimate these losses. The use of these values is inherently subjective and our actual losses could be greater or less than the estimates. The unallocated allowance captures losses that are attributable to various economic events, industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowance.

Net Interest Income

Net interest income is the Bank's principal source of earnings. It is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets). Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as levels of noninterest-bearing liabilities. Table 1 summarizes the major components of net interest income. Nonaccrual loans have been included in determining average loans. Table 2 attributes changes in interest income and expense to changes due to volume changes and changes due to changes in interest rates.

Compared to 2001, yields on interest-earning assets have decreased during the year ended December 31, 2002 due to general rate declines over the year. The cost of interest-bearing liabilities has decreased during the same period. Net yield on interest-earning assets decreased to 3.53% during the year ended December 31, 2002 from 3.54% for the year ended December 31, 2001.

TABLE 1.  NET INTEREST INCOME AND AVERAGE BALANCES (dollars in thousands)

                                                                       Periods Ended December 31,
                                          -----------------------------------------------------------------------------------
                                                      2002                        2001                         2000
                                          -----------------------------------------------------------------------------------
                                                    Interest                    Interest                     Interest
                                          Average   Income/  Yield/   Average   Income/   Yield/   Average   Income/  Yield/
                                          Balance   Expense   Cost    Balance   Expense    Cost    Balance   Expense   Cost
                                          -------   -------- ------   -------   --------  ------   -------   -------- -------
Interest-earning Assets:

Federal funds sold                         $ 11,096   $ 180    1.62%    $ 6,025    $ 264    4.38%    $ 9,626    $ 614   6.38%
Interest-bearing deposits with banks          2,173      34    1.56%      1,694       48    2.83%          6       --   0.00%
Investment securities                        11,055     516    4.67%      4,936      328    6.65%      2,344      169   7.21%
Loans, net                                  120,738   8,576    7.10%     90,313    7,618    8.44%     47,325    4,758  10.05%
                                          -----------------------------------------------------------------------------------
  Total interest earning assets             145,062   9,306             102,968    8,258              59,301    5,541
                                          ------------------         --------------------         -------------------
  Yield on average interest-earning
     assets                                                    6.42%                        8.02%                       9.34%
                                                            =========                    =========                    ========

Noninterest-earning assets:
Cash and due from banks                       3,746                       3,180                        1,813
Property and equipment, net                   4,298                       3,714                        2,002
Interest receivable and other                 1,457                         916                          370
                                        ------------                 -----------                  -----------
  Total noninterest-earning assets            9,501                       7,810                        4,185
                                        ------------                 -----------                  -----------
     Total assets                         $ 154,563                   $ 110,778                     $ 63,486
                                        ============                 ===========                  ===========

Interest-bearing liabilities:
Demand deposits                            $ 21,000     460    2.19%    $ 7,598      176    2.32%    $ 3,558       70   1.97%
Savings and money market deposits            26,163     576    2.20%     15,356      539    3.51%      7,607      351   4.61%
Time deposits                                75,044   3,006    4.01%     61,790    3,777    6.11%     36,627    2,360   6.44%
Other borrowings                              4,440     146    3.29%      2,826      119    4.21%        437       25   5.72%
                                          -----------------------------------------------------------------------------------
  Total interest-bearing liabilities        126,647   4,188              87,570    4,611              48,229    2,806
                                          ------------------         --------------------         -------------------
  Cost of average interest-bearing
    liabilities                                                3.31%                        5.27%                       5.82%
                                                            =========                    =========                    ========

Noninterest-bearing liabilities:
Demand deposits                              12,407                       9,398                        5,104
Interest payable and other                      480                         119                          214
                                        ------------                 -----------                  -----------
  Total noninterest-bearing liabilities      12,887                       9,517                        5,318
                                        ------------                 -----------                  -----------
     Total liabilities                      139,534                      97,087                       53,547
Stockholders' equity                         15,029                      13,691                        9,939
                                        ------------                 -----------                  -----------
     Total liabilities and stockholders'
       equity                               154,563                   $ 110,778                     $ 63,486
                                        ============                 ===========                  ===========
           Net interest income                      $ 5,118    3.11%             $ 3,647    2.75%             $ 2,735   3.52%
                                                    =================           ==================           =================
           Net yield on interest-earning
             assets                                            3.53%                        3.54%                       4.61%
                                                            =========                    =========                    ========

Management's Discussion and Analysis
--------------------------------------------------------------------------------


TABLE 2.   RATE/VOLUME VARIANCE ANALYSIS (dollars in thousands)

                                           -------------------------------------------------------------------------------
                                                  2002 Compared to 2001                       2001 Compared to 2000
                                           -------------------------------------      ------------------------------------
                                           Interest                                   Interest
                                            Income/                                    Income/
                                            Expense     Variance Attributable To       Expense     Variance Attributable To
                                           Variance        Rate        Volume         Variance        Rate         Volume
                                           --------     ---------   ------------      ---------    ----------   ----------
Interest-earning Assets:
Federal funds sold                         $   (84)     $   251        $ (335)         $ (350)       $ (160)      $  (190)
Interest-bearing deposits with banks           (14)         (38)           24              48            48            --
Investment securities                          188          (59)          247             159           (12)          171
Loans, net                                     958         (845)        1,803           2,860          (616)        3,476
                                     -------------------------------------------      ------------------------------------
  Total                                      1,048         (691)        1,739           2,717          (740)        3,457
                                     -------------------------------------------      ------------------------------------

Interest-bearing liabilities:
Demand deposits                                284           (9)          293             106            14            92
Savings and money market deposits               37          (41)           78             188           (58)          246
Time deposits                                 (771)      (2,041)        1,270           1,417          (114)        1,531
Other borrowings                                27          (17)           44              94            (5)           99
    Total                                     (423)      (2,108)        1,685           1,805          (163)        1,968
                                     -------------------------------------------      ------------------------------------
    Net interest income                    $ 1,471      $ 1,417        $   54          $  912        $ (577)      $ 1,489
                                     ===========================================      ====================================


Other Income

Noninterest income consists of revenues generated from a broad range of financial services and activities. As shown in Table 3, the majority of noninterest income is a result of fees on mortgage loans originated and service charges on deposit accounts including charges for insufficient funds, checks, and fees charged for nondeposit services. Noninterest income totaled $2.33 million and $1.57 million in 2002 and 2001, respectively. The increase was a result of a larger customer base, increased volume, and a higher demand for mortgage originations.

Due to falling interest rates, mortgage loan volume has increased significantly resulting in growth in the Bank's mortgage loan fees. Loan origination fees have consistently increased over the past three years from $307 thousand in 2000, to $858 thousand in 2001, to $1.2 million in 2002. While management believes the demand for mortgage refinancing will remain strong for the near term, it recognizes that the fees may decline in an increasing rate environment.

TABLE 3.  SOURCES OF NONINTEREST INCOME (dollars in thousands)

                                                     For the Periods ended
                                                         December 31,
                                                  --------------------------
                                                   2002       2001       2000
                                                  ------     ------     ----
Service Charges on deposit accounts               $  732     $  418     $180

Other service charges and fees                       173        110       37

Mortgage loan fees                                 1,156        858      307

Brokerage fees                                       247        160      139

Other income                                          21         22       16
                                                  ------     ------     ----
          Total noninterest income                $2,329     $1,568     $679
                                                  ======     ======     ====

Management's Discussion and Analysis
--------------------------------------------------------------------------------


Other Expense

The major components of other expense are shown in table 4. Total noninterest expense increased by $1.03 million in 2002 from 2001. The principal component of noninterest expense is personnel expense which increased $449 thousand or 18.5%. Occupancy and equipment expense increased $144 thousand or 29.4% in 2002 over 2001, and data processing and other professional service fees increased approximately $243 thousand or 35.6% over 2001. The increases are due to the Bank's growth and the addition of a full service branch.

TABLE 4.  SOURCES OF NONINTEREST EXPENSE (dollars in thousands)

                                                       For the periods ended
                                                            December 31,
                                                   ----------------------------
                                                    2002       200        2000
                                                   ------     ------     ------
Salary and benefits                                $2,872     $2,423     $1,344
Occupancy expenses                                    285        226         91
Furniture and equipment expenses                      348        263        140
Postage, printing, and supplies                       324        254        147
Advertising and business promotion                    137        184        100
Professional fees                                     925        682        422
Other expenses                                        768        599        245
                                                   ------     ------     ------
                                                   $5,659     $4,631     $2,489
                                                   ======     ======     ======

The overhead ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) decreased from 88.8% in 2001 to 76.0% for the year ended December 31, 2002.

Analysis of Financial Condition

Average earning assets, amounting to $145 million, increased 41% from December 31, 2001 to December 31, 2002. Earning assets represented 94% of total assets at December 31, 2002 compared to 93% at the end of 2001. The mix of average earning assets changed slightly from December 31, 2001 to December 31, 2002. Federal funds sold and investment securities increased from 5.9% and 4.8% of average earnings assets respectfully at December 31, 2001 to 7.6% of average earning assets each at December 31, 2002. Average net loans decreased from 87.7% to 83.2% of average earning assets from December 31, 2001 to December 31, 2002. This decrease is the result of the Bank's improvement in liquidity as evidenced by the increase in Federal funds sold and investment securities available for sale.

Management's Discussion and Analysis
--------------------------------------------------------------------------------


TABLE 5.  AVERAGE ASSET MIX (dollars in thousands)

                                                                   For the Periods Ended
                                             December 31, 2002        December 31, 2001       December 31, 2000
                                            -------------------     -------------------     ------------------
                                             Average                  Average                 Average
                                             Balance        %         Balance       %         Balance        %
                                            --------    -------     --------    -------     -------    -------
Earning assets:
Federal funds sold                          $ 11,096    $  7.18     $  6,025    $  5.43     $ 9,626    $ 15.16
Interest-bearing deposits in banks             2,173       1.41        1,694       1.53           6       0.01
Investment securities                         11,055       7.15        4,936       4.46       2,344       3.69
Loans, net                                   120,738      78.12       90,313      81.53      47,325      74.54
                                            --------    -------     --------    -------     -------    -------
   Average earning assets                    145,062      93.86      102,968      92.95      59,301      93.40
                                            --------    -------     --------    -------     -------    -------
Nonearning assets:
Cash and due from banks                        3,746       2.42        3,180       2.87       1,813       2.86
Property and equipment                         4,298       2.78        3,714       3.35       2,002       3.15
Other real estate owned                           92       0.06           --         --          --         --
Other assets                                   1,365       0.88          916       0.83         370       0.59
                                            --------    -------     --------    -------     -------    -------
   Average nonearning assets                   9,501       6.14        7,810       7.05       4,185       6.60
                                            --------    -------     --------    -------     -------    -------
      Total average assets                  $154,563     100.00%    $110,778     100.00%    $63,486     100.00%
                                            ========    =======     ========    =======     =======    =======

Management's Discussion and Analysis
--------------------------------------------------------------------------------


Loans

Average net loans totaled $120.7 million over the year ended December 31, 2002. This represents a significant increase over the average net loans for 2001 totaling $90.3 million. Relatively low interest rates during 2002 supported the strong loan demand the Bank has experienced over the period.

The Bank's primary source of revenue is interest and fee income from its lending activities. The Bank's loan portfolio is dominated by real estate and commercial loans. These loans make up 88% of the total loan portfolio at December 31, 2002 which is unchanged from December 31, 2001. The amount of loans outstanding by type at December 31, 2002, 2001 and 2000 and the maturity distribution for variable and fixed rate loans as of December 31, 2002 are presented in Tables 6 and 7 respectively.

TABLE 6.  LOAN PORTFOLIO SUMMARY (dollars in thousands)

                                      December 31, 2002              December 31, 2001            December 31, 2000
                                     --------------------          ---------------------         ------------------
                                       Balance        %              Balance        %             Balance       %
                                     -----------   ------          -----------   -------         ----------  ------
Construction and development         $  48,505      35.7%          $  41,314       36.4%         $ 23,750     35.3%
1-4 family residential                  25,220      18.6%             19,479       17.2%           11,051    16.4.%
5 or more family residential             4,557       3.4%              3,734        3.3%            2,729      4.1%
Farmland                                 1,500       1.1%                908        0.8%              296      0.4%
Nonfarm, nonresidential                  2,172       1.6%              1,461        1.3%              656      1.0%
                                     --------------------          ---------------------         ------------------
   Total real estate                    81,954      60.4%             66,896       59.0%           38,482     57.2%


Agricultural                             3,000       2.2%              2,168        1.9%              150      0.2%
Commercial and industrial               37,711      27.7%             30,201       26.7%           19,409     29.0%
Consumer                                13,012       9.6%             13,673       12.1%            9,031     13.4%
Other                                       80       0.1%                306        0.3%              147      0.2%
                                     --------------------          ---------------------         ------------------
   Total                             $ 135,757     100.0%          $ 113,244      100.0%         $ 67,219    100.0%
                                     ====================          =====================         ==================

Management's Discussion and Analysis
--------------------------------------------------------------------------------


TABLE 7.  MATURITY SCHEDULE OF LOANS (dollars in thousands)

                                           Commercial,
                                          Financial and         Real                             Total
                                           Agricultural        Estate           Others          Amount           %
                                         ---------------   --------------   -------------   --------------  -----------
Fixed rate loans:
      Less than twelve months                  $  1,340         $  4,553        $  1,687        $   7,580         5.6%
      One year to five years                     10,694           13,282           6,511           30,487        22.5%
      Over five years                               698            2,531             797            4,026         3.0%
                                         ---------------   --------------   -------------   --------------  -----------
          Total fixed rate loans               $ 12,732         $ 20,366        $  8,995        $  42,093        31.1%
                                         ---------------   --------------   -------------   --------------  -----------

Variable rate loans:
      Less than twelve months                    15,846           24,015           1,726           41,587        30.6%
      One year to five years                      8,161           16,627           1,123           25,911        19.1%
      Over five years                             3,882           20,939           1,345           26,166        19.2%
                                         ---------------   --------------   -------------   --------------  -----------
          Total variable rate loans            $ 27,889         $ 61,581        $  4,194        $  93,664        68.9%
                                         ---------------   --------------   -------------   --------------  -----------

Total loans:
      Less than twelve months                  $ 17,186         $ 28,568        $  3,413        $  49,167        36.2%
      One year to five years                     18,855           29,909           7,634           56,398        41.6%
      Over five years                             4,580           23,470           2,142           30,192        22.2%
                                         ---------------   --------------   -------------   --------------  -----------
          Total loans                          $ 40,621         $ 81,947        $ 13,189        $ 135,757       100.0%
                                         ===============   ==============   =============   ==============  ===========


Interest rates charged on loans vary with the degree of risk, maturity, and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 7.10% for the year ended December 31, 2002.

Investment Securities

The Bank uses its investment portfolio to provide for unexpected deposit decreases or loan generation, to meet the Bank's interest rate sensitivity goals, and to generate income. Management of the investment portfolio has been conservative with virtually all investments taking the form of purchases of U.S. Government agency securities and mortgage-backed securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time management may sell certain securities prior to their maturity. Table 8 presents the investment portfolio at December 31, 2002 and 2001 by major type of investments and maturity ranges.

Management's Discussion and Analysis
--------------------------------------------------------------------------------


TABLE 8.  INVESTMENT SECURITIES AVAILABLE FOR SALE (dollars in thousands)

December 31, 2002

                                         One        One Year    After Five    After
                                         Year       To Five         To         Ten                   Market
                                       Or Less       Years      Ten Years     Years      Total        Value
                                       -------    -----------   ----------   ------     -------     -------
Investment securities:
U.S. Government agencies               $2,000     $        --     $   --     $   --     $ 2,000     $ 2,002
U.S. Government agency pools (MBS)         --              --      3,836      6,966      10,802      11,128
Other                                      --              --         --        268         268         268
                                       ------     -----------     ------     ------     -------     -------
   Total                               $2,000     $        --     $3,836     $7,234     $13,070     $13,398
                                       ======     ===========     ======     ======     =======     =======

Weighted average yields:
U.S. Government agencies                3.70%             --%        --%        --%       3.70%
U.S. Government agencies pools (MBS)      --%             --%      4.60%      5.25%       5.02%
Other                                     --%             --%        --%      5.27%       5.27%
                                       ------     -----------     ------     ------     -------
   Total                                3.70%             --%      4.60%      5.25%       4.82%
                                       ======     ===========     ======     ======     =======

December 31, 2001

                                         One        One Year    After Five    After
                                         Year       To Five         To         Ten                   Market
                                       Or Less       Years      Ten Years     Years      Total        Value
                                       -------    -----------   ----------   ------     -------     -------
Investment securities:
U.S. Government agencies               $   --     $       500     $   --     $   --     $   500     $   512
U.S. Government agency pools (MBS)         --              --         --      3,446       3,446       3,548
Other                                      --              --         --        204         204         204
                                       ------     -----------     ------     ------     -------     -------
   Total                               $   --     $       500     $   --     $3,650     $ 4,150     $ 4,264
                                       ======     ===========     ======     ======     =======     =======

Weighted average yields:
U.S. Government agencies                  --%           5.70%        --%        --%       5.70%
U.S. Government agencies pools (MBS)      --%             --%        --%      6.63%       6.63%
Other                                     --%             --%        --%        --%         --%
                                       ------     -----------     ------     ------     -------
   Total                                  --%           5.70%        --%      6.63%       6.53%
                                       ======     ===========     ======     ======     =======

At December 31, 2002, the market value of the investment portfolio was $13,397,936 representing a $327,711 increase from book value attributable to the decline in interest rates since the investments were purchased. At December 31, 2001, the market value of the investment portfolio was $4,263,500 representing a $113,970 increase from book value attributable to the decline in interest rates since the investments were purchased. At December 31, 2000, the market value of the investment portfolio was $5,299,500 representing a $16,725 increase from book value since the investments were purchased.

Average federal funds sold totaled $11,096,000 for the year ended December 31, 2002 which is up from the 2001 average of $6,025,000. The average for 2000 was $9,626,000. Federal funds represent the most liquid portion of the Bank's invested funds and generally the lowest yielding portion of earning assets. Management has made an effort to maintain these funds at the lowest level possible consistent with prudent risk management strategies, while having available resources to fund the strong loan demand the Bank has experienced. During the year ended December 31, 2002, average federal funds represented 7.6% of average earning assets. This is up from 5.9% in 2001 and down from 16.2% in 2000.

Management's Discussion and Analysis
--------------------------------------------------------------------------------


Deposits

The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investment in liquid assets. More specifically, core deposits (total deposits less certificates of deposit in denominations of $100,000 or more) are the primary funding source. The Bank's balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing loans or the investment portfolio. Market conditions have resulted in depositors shopping for deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank's management must continually monitor market pricing, competitors' rates, and internal interest rate spreads to maintain the Bank's growth and profitability. The Bank attempts to structure rates so as to promote deposit and asset growth while at the same time increasing overall profitability of the Bank.

Average deposits for the year ended December 31, 2002 amounted to $134,665,000 which was an increase of $40,524,000 over 2001. The increase from 2000 to 2001 was $41,245,000. The percentage of the Bank's average deposits that are interest-bearing total 90.7% for the year ended December 31, 2002, up from 90.1% in 2001 and 90.4% in 2000. Average demand deposits which earn no interest increased from $9,395,000 in 2001 to $12,472,000 in 2002. Average deposits for the periods ended December 31, 2002, 2001 and 2000 are summarized in Table 9:

TABLE 9.  DEPOSIT MIx (dollars in thousands)

                                                December 31, 2002            December 31, 2001             December 31, 2000
                                             -----------------------        --------------------        ----------------------
                                              Average                        Average                      Average
                                              Balance           %            Balance         %            Balance        %
                                             ---------       -------        --------     -------        --------      --------
Interest-bearing deposits:
NOW Accounts                                 $  21,000         15.6%        $  7,598        8.1%        $  3,558         6.7%
Money Market                                    24,300         18.0%          14,351       15.2%           7,047        13.3%
Savings                                          1,863          1.4%           1,006        1.1%             560         1.1%
Small denomination certificates                 46,318         34.4%          37,992       40.4%          21,722        41.1%
Large denomination certificates                 28,726         21.3%          23,799       25.3%          14,905        28.2%
                                             ---------       -------        --------     -------        --------      --------
   Total interest-bearing deposits             122,207         90.7%          84,746       90.1%          47,792        90.4%
Noninterest-bearing deposits                    12,407          9.3%           9,395        9.9%           5,104         9.6%
                                             ---------       -------        --------     -------        --------      --------
   Total deposits                            $ 134,614        100.0%        $ 94,141      100.0%        $ 52,896       100.0%
                                             =========       =======        ========     =======        ========      ========


The average balance of certificates of deposit issued in denominations of $100,000 or more increased by $4,927,000 for the year ended December 31, 2002 and by $8,894,000 for the year ended December 31, 2001. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Table 10 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2002, 2001 and 2000.

Management's Discussion and Analysis
--------------------------------------------------------------------------------


TABLE 10.  LARGE TIME DEPOSIT MATURITIES (dollars in thousands)

Analysis of time deposits of $100,000 or more at December 31,           2002            2001            2000
                                                                    -------------   --------------  --------------
Remaining maturity of three months or less                              $  4,153         $  7,607        $  5,129
Remaining maturity over three through twelve months                        4,570           11,006          10,255
Remaining maturity over twelve months                                     21,745            5,245           2,041
                                                                    -------------   --------------  --------------
    Total time deposits of $100,000 or more                             $ 30,468         $ 23,858        $ 17,425
                                                                    =============   ==============  ==============


Capital Adequacy

Stockholders' equity amounted to $15,449,773 at December 31, 2002, a 6.2% increase over the 2001 year end total of $14,542,857. Stockholders' equity at December 31, 2000 amounted to $10,156,209. Average stockholders' equity as a percentage of average total assets amounted to 9.7% for the year ended December 31, 2002, 12.4% in 2001, and 15.7% in 2000.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders' equity) to risk-weighted assets of 4.0 % and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2002, the Company and the Bank both had ratios of Tier 1 capital to risk-weighted assets of 10.0% and ratios of total capital to risk-weighted assets of 11.1%. All capital ratio levels indicate that the Company and the Bank are well capitalized. Additional information related to the Company and the Bank's regulatory capital and capital ratios can be found in the Regulatory Restrictions note to the consolidated financial statements.

Nonperforming and Problem Assets

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank also attempts to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review, and follow up on exceptions to credit policies.

Nonperforming assets generally include loans on which the Bank has suspended the accrual of interest and other real estate owned. At December 31, 2002 the Bank had nonperforming assets of $886,289 compared to $453,723 at December 31, 2001 and $278,528 at December 31, 2000. Additional information related to the Bank's nonperforming assets can be found in the Allowance for Loan Losses note to the consolidated financial statements.

Allowance for Loan Losses

The allowance for loan losses is established to provide for expected losses in the Bank's loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance adequate to provide for probable losses. Generally, the factors considered in making this decision are the collectability of past due loans, volume of new loans, composition of the loan portfolio, and general economic outlook. However, due to the Bank's short operating history, no trends have been established to effectively estimate an allowance for credit losses. Specific reserves for individual loans were established in addition to the basic reserve as deemed necessary. Bank regulators also periodically review the Bank's loans and other assets to assess their quality.

Management's Discussion and Analysis
--------------------------------------------------------------------------------


For the year ended December 31, 2002 loans deemed uncollectible and charged to the allowance totaled $205,000 compared to $70,500 for the year 2001 and $53,000 for the year 2000.

Additional discussion related to the Bank's allowance for loan losses can be found in the Organization and Summary of Significant Policies note to the consolidated financial statements. An analysis of the Bank's allowance is included in the Allowance for Loan Losses note to the consolidated financial statements.

The provision for loan losses and the activity in the allowance for credit losses are detailed in Table 11.

TABLE 11.  CREDIT LOSSES

                                                    2002               2001               2000
                                              -----------------   ----------------   ---------------
Allowance for credit losses, beginning             $ 1,329,000        $ 1,005,000       $   670,000
Provision for credit losses                            587,000            395,000           388,000
Net charge-offs                                       (204,000)           (71,000)          (53,000)
                                              -----------------   ----------------   ---------------
Allowance for credit losses, ending                $ 1,712,000        $ 1,329,000       $ 1,005,000
                                              =================   ================   ===============


Liquidity and Interest Rate Sensitivity

The principal goals of the Bank's asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund depositors' withdrawals or borrowers' loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

Management must insure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, the principal sources of liquidity are federal funds sold, maturing investments, unpledged investment securities, loan repayments, and maturing loans. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, federal fund lines from correspondent banks, borrowings from the Federal Reserve Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 22.0% at December 31, 2002, 16.7% at December 31, 2001, and 14.0% at December 31, 2000. The ratios are considered to be adequate by management. Also, the Bank has obtained borrowing lines with correspondent banks to provide for possible overnight funding needs. Such lines at December 31, 2002 amount to approximately $4.5 million.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 12 shows the sensitivity of the Bank's balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2002, the Bank appeared to be cumulatively asset-sensitive (earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates).

Management's Discussion and Analysis
--------------------------------------------------------------------------------


Matching sensitive positions alone does not ensure that the Bank can eliminate interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

TABLE 12.  INTEREST RATE SENSITIVITY (dollars in thousands)

                                                                      December 31, 2002
                                      ------------------------------------------------------------------------------------
                                         1 - 3              4 - 12           13 - 60           Over 60
                                         Months             Months           Months            Months             Total
                                      ------------       -----------     -------------       -----------      ------------
Earning Assets:
      Loans                             $  99,015          $  6,057          $ 28,537          $  2,148         $ 135,757
      Investments                             311               933             4,978             6,848            13,070
      Federal funds sold                   15,154                --                --                --            15,154
                                      ------------       -----------     -------------       -----------      ------------
      Total                             $ 114,480          $  6,990          $ 33,515          $  8,996         $ 163,981
                                      ============       ===========     =============       ===========      ============
Interest-bearing deposits:
      NOW accounts & Savings            $  33,660          $     --          $     --          $     --         $  33,660
      Money market                         22,667                --                --                --            22,667
      Certificates of deposit              53,720            13,709            13,989                 8            81,426
      Repurchase agreements                 2,689                --                --                --             2,689
      Borrowed funds                           --             2,000                --                --             2,000
                                      ------------       -----------     -------------       -----------      ------------
      Total                             $ 112,736          $ 15,709          $ 13,989          $      8         $ 142,442
                                      ============       ===========     =============       ===========      ============

Interest sensitivity gap                $   1,744          $ (8,719)         $ 19,526          $  8,988         $  21,539
Cumulative interest
      sensitivity gap                   $   1,744          $ (6,975)         $ 12,551          $ 21,539
Ratio of sensitive assets to
      sensitive liabilities                  102%               44%              240%             1125%


The Bank's liquidity position has improved significantly over the past year as a result of concerted efforts to increase depositors and deposits. The Bank's portfolio of investment securities available for sale and Federal Funds Sold have increased accordingly and the loan-to-deposit ratio has decreased. Loan growth has become more stable and predictable and management strives to achieve the optimal balance sheet mix of assets and liabilities by maturities in order to maintain sufficient liquidity while yielding the best overall net interest margin. This balance sheet mix is affected significantly by the general trend in interest rates. While management believes that interest rates will remain relatively stable for the near term, much attention is given to factors that may cause rates to change. Such factors in the macro-economy include GDP growth, unemployment rates, consumer confidence, governmental revenues and expenditures, and the rate of inflation, among other things.

TABLE 13.  KEY FINANCIAL RATIOS

         December 31,                 2002            2001            2000
                                  -------------   -------------   -------------

Return on average assets              0.49 %          0.17 %          0.84 %
Return on average equity              5.00 %          1.36 %          5.39 %
Period end equity to assets           8.70 %         10.60 %         12.68 %


Effects of Inflation

Virtually all of the Bank's assets and liabilities are monetary in nature; therefore, the effect of inflation on financial institutions is typically different than on non-banking companies. Interest rates, in particular, are significantly affected by inflation, but neither the timing nor the magnitude of the changes are directly related to price level indices. Therefore, the Bank can best counter inflation over the long term by managing net interest income and controlling net increases in non-interest income and expense

Board of Directors and Officers
--------------------------------------------------------------------------------


                               Board of Directors

John M. Brubaker...............................................High Country Bank

Faye E. Cooper................................................Mast General Store

John H. Councill...........................................Watauga Wood Products

Harry M. Davis......................................Appalachian State University

James C. Furman..................................................Tarheel Capital

Cecil M. Greene.................................................Farmers Hardware

Dale L. Greene.............................Hollar & Greene Produce Company, Inc.

Larry V. Hughes...........................................Crisp Hughes Evans LLP

Reba S. Moretz..............................................Appalachian Ski Mtn.

C. Kenneth Wilcox, Chairman............................................Developer

Roger D.  Wright.......................................Wilcox Warehouse Emporium

                                 Bank Officers

C. Kenneth Wilcox.......................................................Chairman

Harry M. Davis.....................................................Vice Chairman

Larry V. Hughes..........................................Secretary and Treasurer

John M. Brubaker...........................President and Chief Executive Officer

Robert E. Washburn................Senior Vice President and Chief Credit Officer

Joseph E. Eller............................................Senior Vice President

David H. Harman................Senior Vice President and Chief Financial Officer

Carolyn Clawson...................................................Vice President

Robert D. Furches..................Vice President and City Executive Ashe County

Mary Louise Roberts...............................................Vice President

Patricia V. VanHoose..............................................Vice President

Angela E. Summers.......................................Assistant Vice President

Wyatt W. Wells.................Assistant Controller and Assistant Vice President

Don Boyer......................Assistant Controller and Assistant Vice President

Ann W. Burge....................Assistant Vice President and Assistant Secretary

Marie Parker............................................Assistant Vice President

Lydia Bentley...........................................Assistant Vice President

Stockholder Information
--------------------------------------------------------------------------------


Annual Meeting

The annual meeting of stockholders will be held Tuesday, May 13, 2003 at 10:00 a.m. at the Best Western, Blue Ridge Plaza, 840 East King Street, Boone, North Carolina 28607.

Requests for Information

Requests for information should be directed to Mr. David Harman, Senior Vice President and CFO, at High Country Bank, 149 Jefferson Road, Boone, North Carolina, 28607; telephone (828) 265-4333. A copy of the Bank's Form 10-KSB for 2002 can be obtained from the Securities and Exchange Commission's website at www.sec.gov after March 31, 2003.

         Independent Auditors                 Stock Transfer Agent
         Larrowe & Company, PLC               Registrar & Transfer Company
           Certified Public Accountants       10 Commerce Drive
         Post Office Box 760                  Cranford, New Jersey 07016
         Galax, Virginia 24333

Federal Deposit Insurance Corporation

High Country Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Federal Home Loan Bank

High Country Bank is a member of the Federal Home Loan Bank of Atlanta.

     Shadowline Office               Foscoe Office               New Market Office
     -----------------               -------------               -----------------
   176 Shadowline Drive             520 Church Road             149 Jefferson Road
Boone, North Carolina 28607   Boone, North Carolina 28607   Boone, North Carolina 28607
      (828) 263-8900                (828) 263-8950                (828) 265-4333


                               Ashe County Offices
                               -------------------
                             303 East Second Street
                      West Jefferson, North Carolina 28694
                                 (336) 246-9834

                            1488 Mount Jefferson Road
                      West Jefferson, North Carolina 28694
                                 (336) 246-9800